Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-255599 on Form S-8 of our report dated March 16, 2022, relating to the financial statements of Endeavor Group Holdings, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Endeavor Group Holdings, Inc., for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

New York, NY

March 16, 2022